UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OccuLogix, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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OCCULOGIX, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2006

NOTICE IS HEREBY GIVEN THAT the 2006 annual meeting of the stockholders of OccuLogix, Inc. (the “Company”) will be held on June 23, 2006 at 8:30 a.m. Eastern Daylight Savings Time at the Dominion Club of Canada, 1 King Street West, Toronto, Ontario, for the following purposes:

1.  To elect seven directors for the ensuing year;

2.  To ratify the selection of Ernst & Young LLP by the audit committee of the Company’s board of directors (the “Board of Directors”) as independent auditors of the Company for the fiscal year ending December 31, 2006;

3.  To approve the repricing of certain of the Company’s outstanding stock options; and

4.  To transact such further business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 5, 2006 as the record date for determining the Company’s stockholders entitled to notice of, and to vote at, the annual meeting.

Management of the Company is soliciting the enclosed proxy. Please refer to the accompanying proxy statement for further information with respect to the business to be transacted at the annual meeting. The proxy statement is deemed to be incorporated by reference in, and to form part of, this notice.

The Board of Directors recommends that you vote FOR each of the above proposals.

By Order of the Board of Directors

/s/ Elias Vamvakas
Elias Vamvakas
Chairman of the Board, Chief Executive Officer and Secretary

Mississauga, Ontario
April 28, 2006

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure that your shares are represented. If you execute a proxy card, you may still attend the annual meeting, revoke your proxy and vote your shares in person. However, attending the annual meeting in person will not revoke your proxy unless you follow the procedures explained under “Revocation of Proxy” in the accompanying proxy statement. Please note that if your shares are held of record by a broker, bank or other agent and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that recordholder.

OCCULOGIX, INC.
2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario, L4W 5B2

Proxy statement
for the annual meeting of stockholders
June 23, 2006

Information about this Proxy Material and Voting

General

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of OccuLogix, Inc. (sometimes referred to as “OccuLogix” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “annual meeting”). You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 19, 2006 to all stockholders of record entitled to vote at the annual meeting.

In this proxy statement, all dollar amounts are in U.S. dollars, unless otherwise stated. The information contained in this proxy statement is given as at April 28, 2006, except where otherwise stated.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on May 5, 2006 (the “record date”) will be entitled to vote at the annual meeting. On the date immediately preceding the date of this proxy statement, there were 42,186,579 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on May 5, 2006, your shares were registered directly in your name with OccuLogix’s transfer agents, Mellon Investor Services LLC in the United States and Equity Transfer Services Inc. in Canada, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on May 5, 2006, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

Appointment of Proxies

The persons named in the enclosed proxy card are representatives of OccuLogix management and are directors or officers of the Company. A stockholder who wishes to appoint some other person, who need not be an OccuLogix stockholder, to represent such stockholder at the annual meeting may do so by inserting such person’s name in the blank space provided in the enclosed proxy card.

To be valid, proxies must be deposited with the Secretary of the Company, c/o Mellon Investor Services LLC, P.O. Box 1680, Manchester, Connecticut, 06045-9986 or via fax at 201-680-4671, Attention: Proxy Services, in the United States, or Equity Transfer Services Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario, M5H 4C3 or via fax at 416-361-0470, in Canada, prior to the annual meeting.

The executive office of OccuLogix is located at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. OccuLogix’s registered office is located at 9 East Loockerman Street, Dover, Delaware, 19901.

Issues to be Voted On

There are three matters scheduled for a vote:

•	Election of seven directors;

•	Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its financial year ending December 31, 2006; and

•	The re-pricing of certain of the Company’s outstanding stock options.

Voting Procedure

You either may vote “For” each of the nominees to the Board or you may withhold your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Number of Votes

On each matter to be voted upon, you have one vote for each share of OccuLogix’s common stock you own as of May 5, 2006, the record date.

Voting by Proxy

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the nominees for director, “For” the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its financial year ending December 31, 2006 and “For” the re-pricing of certain of the Company’s outstanding stock options.

The form of proxy confers discretionary voting authority on those persons designated in the proxy with respect to amendments or variations to the resolutions identified in the notice of the annual meeting and with respect to other matters that may properly come before the annual meeting. OccuLogix management knows of no such amendment, variation or other matter to come before the annual meeting as of the date of this proxy statement. However, if such amendments or variations or other matters properly come before the annual meeting, the management representatives designated in the form of proxy will vote the shares of OccuLogix’s common stock represented thereby in accordance with their best judgment.

Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Receipt of Multiple Proxy Cards

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Revocation of Proxy

You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of the following three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2; or

•	If you are a stockholder of record, you may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Stockholder Proposals

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 2, 2007 to the Secretary of the Company at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. If the Company does not receive notice of a proposal to be considered at the 2007 annual meeting of stockholders of the Company (the “2007 annual meeting”) by January 2, 2007, then the persons named by the Board in the proxy card for the 2007 annual meeting will be allowed to use their discretionary authority with respect to any such proposal that is raised at the 2007 annual meeting. Stockholders wishing to submit any such proposal are advised to review Rule 14a-8 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which contains additional requirements about advance notice of stockholder proposals and director nominations.

Counting of Votes

Votes will be counted by the inspector of election appointed for the annual meeting who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that proxy form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Votes Required to Approve Each Proposal

•	For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•
To be approved, the proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for its financial year ending December 31, 2006 must receive a “For” vote from the majority of the votes cast. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, the proposal to re-price certain of the Company’s stock options must receive a “For” vote from the majority of the votes cast. For the purposes of the approval of the proposal to re-price certain of the Company’s stock options, the votes of directors and officers of the Company who hold stock options subject to the proposed re-pricing, and those of their spouses, partners and certain other related parties, will not be counted in determining whether the necessary level of stockholder approval has been obtained. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the annual meeting or by proxy. On the date immediately preceding the date of this proxy statement, there were 42,186,579 shares outstanding and entitled to vote. Thus, if the same number of shares are outstanding and entitled to vote on the record date, at least 21,093,290 shares must be represented by stockholders present at the annual meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of the financial year ending December 31, 2006.

PROPOSAL I

Election of Directors

The table below sets out the name and place of residence of each of the individuals who is nominated for election as a director of OccuLogix to hold office until the next annual meeting of the stockholders of OccuLogix or until his or her successor is elected or appointed. The table also sets out the age of the nominee, the position with OccuLogix that each nominee presently holds, the principal occupation of each nominee and the date on which each nominee was first elected or appointed as a director. See the section entitled “Principal Stockholders” for the number of shares of OccuLogix’s common stock that are beneficially owned, directly or indirectly, or over which control or direction is exercised, by each nominee. Information on each nominee’s business experience during the past five years is included in the following table. The Board has an audit committee, a corporate governance and nominating committee and a compensation committee. The members of such committees are indicated in the table below.

Name and Place of Residence	Age	Position with the Company	Principal Occupation	Director of the Company Since
Elias Vamvakas Thornhill, Ontario	47	Chief Executive Officer, Secretary and Chairman of the Board	Officer of the Company	June 2003
Thomas N. Davidson Key Largo, Florida	66	Director (1*)(2) (3)	Corporate Director	September 2004
Jay T. Holmes Key Largo, Florida	63	Director (1) (2*) (3)	Attorney and Business Consultant	September 2004
Richard L. Lindstrom Minneapolis, Minnesota	58	Director	Ophthalmologist	September 2004
Georges Noël Eupen, Belgium	59	Director (1)(2) (3*)	Director of Research, Public Affairs and Development of European Private Equity and Venture Capital Association	July 2003
Gilbert S. Omenn Ann Arbor, Michigan	64	Director(1)(2)	Professor of Medicine, University of Michigan	April 2005
Adrienne L. Graves Napa, California	52	Director(1)(2)(3)	President and Chief Executive Officer, Santen Inc.	April 2005

(1) Member of the Compensation Committee, * - Chairman
(2) Member of the Corporate Governance and Nominating Committee, * - Chairman
(3) Member of the Audit Committee, * - Chairman

Set forth below is biographical information relating to the nominees for election to the Board.

Elias Vamvakas co-founded TLC Vision Corporation (“TLC Vision”), the Company’s major stockholder and an eye care services company, where he has been the Chairman since 1994 and was the Chief Executive Officer from 1994 to July 2004. He has been the Chairman of the Board and Secretary of OccuLogix since June 2003 and the Chief Executive Officer of OccuLogix since July 2004. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies.

Thomas N. Davidson has been a member of the Board since September 2004 and has been on the board of directors of TLC Vision since 2002. Mr. Davidson has been Chairman of NuTech Precision Metals Inc. since 1984 and Chairman of Quarry Hill Group, a private investment holding company, since 1986. NuTech Precision Metals Inc. is a manufacturer of high performance metal fabrications for the health care, aerospace, high technology, nuclear power and chemical industries. Mr. Davidson is past Chairman of Hanson Chemical Inc., a supplier of specialty chemical products, and General Trust and PCL Packaging Inc. Mr. Davidson is the non-executive Chairman of Azure Dynamics Corporation, a developer of hybrid electrical vehicle systems for commercial vehicles. He also sits on the board of MDC Partners Inc. and was recognized by the Financial Post as the Canadian Entrepreneur of the Year in 1979.

Jay T. Holmes has been a member of the Board since September 2004 and has been self-employed as an attorney and business consultant since mid-1996. From 1981 until mid-1996, Mr. Holmes held several senior management positions at Bausch & Lomb Incorporated, the most recent being Executive Vice President and Chief Administrative Officer from 1995 to 1996 and Senior Vice President and Chief Administrative Officer from 1993 to 1995. From 1983 to 1993, Mr. Holmes was Senior Vice President, Corporate Affairs and, from 1981 to 1983, Vice President and General Counsel at Bausch & Lomb. Mr. Holmes was a member of the board of directors of Bausch & Lomb from 1986 until 1996 and of VISX, Inc. from 1999 to 2005. Mr. Holmes also serves on the board of directors of IntraLase Corporation.

Richard L. Lindstrom, MD, has been a member of the Board since September 2004 and has been serving as a director of TLC Vision since May 2002 and, prior to that, was a director of LaserVision Centers, Inc. since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is Founder and Attending Surgeon of Minnesota Eye Consultants P.A., a provider of eye care services. Dr. Lindstrom has been serving as Associate Director of the Minnesota Lions Eye Bank since 1987. He is also a medical advisor for several medical device and pharmaceutical manufacturers. Dr. Lindstrom is past President of the International Society of Refractive Surgery, the International Intraocular Implant Society and the International Refractive Surgery Club. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota and is currently Adjunct Professor Emeritus in the Department of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his Doctor of Medicine, Bachelor of Arts and Bachelor of Sciences degrees from the University of Minnesota.

Georges Noël has been a member of the Board since July 2003. Mr. Noël has been involved in the private equity and venture capital industry for over 14 years and, between 2002 and 2003, was the Secretary General of the Belgian Venturing Association. Mr. Noël is currently the Director of Research, Public Affairs and Development of the European Private Equity & Venture Capital Association (“EVCA”) and the Chief Executive Officer of Cofino SA which provides services to the venture capital industry. Mr. Noël’s professional experience in private equity has encompassed a range of roles and responsibilities at various private equity houses, including: CAM Private Equity, the Cologne-based fund of funds; Ostbelgieninvest AG; Eupen; and Fortis Private Equity NV. Prior to his involvement in private equity, Mr. Noël was Chief Financial Officer and Member of the Executive Committee of the industrial group NMC SA in Eupen, a company that develops, produces and markets synthetic foam products, between 1982 and 1993. He held various positions in corporate banking at Générale de Banque, now Fortis Bank, and was Managing Director of its German subsidiary, Belgische Bank, between 1971 and 1981. Mr. Noël serves on the boards of several investee or family-owned companies, is past President of the Belgium Venturing Association and of the IMD Alumni Club of Belgium. Mr. Noël was a member of the EVCA National Venture Capital Associations Committee from 2000 to 2003.

Gilbert S. Omenn, MD, PhD, has been a member of the Board since April 2005 and, since 1997, has been Professor of Internal Medicine, Human Genetics and Public Health at the University of Michigan. He is also the Director of the Center for Computational Medicine and Biology at the University of Michigan. From 1997 to 2002, he served as Executive Vice President for Medical Affairs and as Chief Executive Officer of the University of Michigan Health System. He was formerly Dean of the School of Public Health and Professor of Medicine and Environmental Health, University of Washington, Seattle. Since 1987, he has served on the boards of directors of Amgen Inc. and of Rohm & Haas Company. He served as Associate Director, Office of Science and Technology Policy, and as Associate Director, Office of Management and Budget, in the Executive Office of the President in the Carter Administration. He is a member of the Council and leader of the Human Plasma Proteome Project for the international Human Proteome Organization and is board chair of the American Association for the Advancement of Science. Dr. Omenn is the author of over 390 research papers and scientific reviews and the author/editor of 17 books. He is a member of the Institute of Medicine of the National Academy of Sciences, the American Academy of Arts and Sciences, the Association of American Physicians and the American College of Physicians. In 2004, he received the John W. Gardner Legacy of Leadership Award from the White House Fellows Association.

Adrienne L. Graves, PhD, has been a member of the Board since April 2005 and, since 2002, has been President and Chief Executive Officer of Santen Inc., the U.S. subsidiary of Santen Pharmaceutical Co., Ltd. Dr. Graves also sits on the board of directors of Santen Inc. and is a corporate officer of Santen Pharmaceutical Co., Ltd. Dr. Graves joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate the company’s clinical development in the U.S. Prior to joining Santen Inc., Dr. Graves spent nine years with Alcon Laboratories, Inc. (“Alcon”) beginning in 1986 as a Senior Scientist. She was named Associate Director of Alcon’s Clinical Science Division in 1992 and then Alcon’s Director of International Ophthalmology in 1993. Dr. Graves is the author of over 30 research papers and is a member of a number of professional associations, including the Association for Research in Vision and Ophthalmology, the American Academy of Ophthalmology, the American Glaucoma Society and Women in Ophthalmology. Dr. Graves also co-founded Ophthalmic Women Leaders. She received her B.A. in psychology with honors from Brown University, her PhD in psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

OccuLogix management does not contemplate that any of the proposed nominees will be unable to serve as a director, but, if that should occur for any reason prior to the annual meeting, the management representatives designated in the enclosed proxy card reserve the right to vote for another nominee at their discretion, unless a stockholder has specified in his or her proxy that his or her shares of OccuLogix’s common stock are to be withheld from voting in the election of directors.

The management representatives designated in the enclosed proxy card intend to cast the votes to which the shares of OccuLogix’s common stock represented by such proxy are entitled equally among the proposed nominees for election as directors, unless the stockholder who has given such proxy has directed that such shares be withheld from voting in the election of directors.

The Board unanimously recommends a vote FOR the election of the individuals named above as directors.

PROPOSAL II

Selection of Auditors

The audit committee of the Board (the “Audit Committee”) has selected Ernst & Young LLP as the Company’s independent auditors for the financial year ending December 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP have been auditors of the Company since December 2003. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the stockholders of the Company.

Nothing in the Company’s by-laws or other governing documents or law requires stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the members of the Audit Committee determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of the votes cast at the annual meeting, at which a quorum is present, is required to ratify the selection of Ernst & Young LLP as independent auditors of OccuLogix for the financial year ending December 31, 2006. Unless otherwise directed, the management representatives designated in the enclosed proxy card intend to vote the shares of OccuLogix’s common stock for which they have been appointed FOR the ratification of the selection of Ernst & Young LLP as the independent auditors of the Company.

The Board unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors of OccuLogix for its financial year ending December 31, 2006.

Fees Billed by External Auditors

Ernst & Young LLP billed the Company for the following fees in the last two fiscal years:

	Year Ended December 31,
	2004	2005
Fees for Audit Services	$727,000	$225,000
Fees for Audit-Related Services	$195,000	$40,000
Fees for Tax Services	--	$19,000
All Other Fees	--	--

Audit fees for the financial years ended December 31, 2005 and 2004 were for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, review of the Company’s quarterly consolidated financial statements, accounting matters directly related to the annual audits and audit services provided in connection with other statutory or regulatory filings. Audit fees for the financial year ended December 31, 2005 included approximately $110,000 for services provided in connection with the assessment and testing of internal controls for purposes of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and in connection with management’s documentation of internal controls. The fees for tax services incurred during the financial year ended December 31, 2005 were related to commodity tax advisory services. In addition to professional services provided in connection with the annual audit and interim reviews, audit fees for the financial year ended December 31, 2004 included fees for services performed, as required by applicable securities laws and other regulatory requirements, in connection with the Company’s initial public offering of shares of its common stock, including translation services rendered in connection with the initial public offering. Ernst & Young LLP did not provide any services in the last two fiscal years, other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee has concluded that the foregoing non-audit services did not adversely impact the independence of Ernst & Young LLP. All audit fees relating to the audit for the financial year ended December 31, 2005, and all audit fees relating to the audit for the financial year ended December 31, 2004 and that were billed after September 2004, were approved in advance by the Audit Committee. All audit and non-audit services to be provided by Ernst & Young LLP are, and will continue to be, pre-approved by the Audit Committee.

PROPOSAL III

Re-pricing of Stock Options

The Board is asking stockholders of the Company to approve the re-pricing of certain of the Company’s outstanding stock options. The Company’s compensation philosophy is to retain and motivate its management and employees and third party consultants through appropriate levels of cash and equity compensation and to provide an effective incentive for these individuals to promote, and to participate in, the growth and success of the Company. Currently, approximately 66.7% of the Company’s outstanding stock options have exercise prices that are significantly higher than the current market price of OccuLogix’s common stock. The Board believes that these stock options are not providing an effective incentive for the Company’s management, employees and third party consultants. By reducing the exercise prices of these stock options to the current fair market value of OccuLogix’s common stock, the Board believes that these stock options will return to being the proper and effective incentive tools that they were at the time of their grants. The Board further believes that this re-pricing, if approved, will improve significantly the morale of the Company’s management and employees.

The Company anticipates that stock options to acquire an aggregate of 2,588,750 shares of OccuLogix’s common stock, 1,913,750 of which are held by directors and officers of the Company, would be affected by this re-pricing. If approved, the exercise price of all outstanding stock options of the Company that is greater than the weighted average trading price of OccuLogix’s common stock on the NASDAQ National Market during the five-trading day period immediately preceding the date of the approval of this re-pricing, if any, will be adjusted downward to that weighted average trading price, without any action having to be taken by the holders of the affected stock options. The full text of the resolution approving this re-pricing appears in Appendix A to this proxy statement.

The following table sets out the numbers of shares of OccuLogix’s common stock subject to stock options eligible for re-pricing that are held by directors and officers of the Company, assuming that the weighted average trading price of OccuLogix’s common stock on the NASDAQ National Market during the five-trading day period immediately preceding the date of the approval of this re-pricing, if any, will be the same as, or lower than, the weighted average trading price during the five-trading day period immediately preceding the date of this proxy statement. Also indicated in the following table are the current exercise prices of these stock options.

Options Eligible for Re-pricing Held by Directors and Officers

Name of Director and/or Officer	Total Number of Shares Subject to Options to be Re-Priced(1)	Current Exercise Price of Options to be Re-Priced ($)	Date of Grant	Expiration Date
Elias Vamvakas	187,500	8.62	March 30, 2005	March 30, 2015
Thomas N. Davidson	25,000 37,500	12.00 8.62	December 16, 2004 March 30, 2005	December 16, 2014 March 30, 2015
Jay T. Holmes	25,000 37,500	12.00 8.62	December 16, 2004 March 30, 2005	December 16, 2014 March 30, 2015
Richard L. Lindstrom	25,000 37,500	12.00 8.62	December 16, 2004 March 30, 2005	December 16, 2014 March 30, 2015
Georges Noël	37,500	8.62	March 30, 2005	March 30, 2015

Name of Director and/or Officer	Total Number of Shares Subject to Options to be Re-Priced(1)	Current Exercise Price of Options to be Re-Priced ($)	Date of Grant	Expiration Date
Gilbert S. Omenn	37,500	7.15	April 18, 2005	April 18, 2015
Adrienne L. Graves	37,500	6.40	April 29, 2005	April 29, 2015
Thomas P. Reeves	300,000 131,250	12.00 8.62	December 16, 2004 March 30, 2005	December 16, 2014 March 30, 2015
William G. Dumencu	75,000	8.62	March 30, 2005	March 30, 2015
Nozait Chaudry-Rao (Nozhat Choudry)	80,000	4.00	February 10, 2006	February 10, 2016
David C. Eldridge	75,000	8.62	March 30, 2005	March 30, 2015
John Cornish	75,000	8.62	March 30, 2005	March 30, 2015
Stephen J. Kilmer	80,000 75,000	12.00 8.62	December 16, 2004 March 30, 2005	December 16, 2014 March 30, 2015
Julie A. Fotheringham	80,000 75,000	12.00 8.62	December 16, 2004 March 30, 2005	December 16, 2014 March 30, 2015
Stephen B. Parks	100,000 200,000	6.28 6.28	October 4, 2005 October 4, 2015	October 4, 2015(2) October 4, 2015
Stephen H. Westing	80,000	3.40	April 10, 2006	April 10, 2016
All directors and officers (16 persons)	1,913,750	N/A	N/A	N/A

(1)
Assuming that the weighted average trading price of OccuLogix’s common stock on the NASDAQ National Market during the five-day period immediately preceding the date of approval of this re-pricing, if any, will be the same as, or lower than, the weighted average trading price during the five-day trading period immediately preceding the date of this proxy statement.

(2)	January 1, 2011 if the vesting condition is not met; otherwise, October 4, 2015.

The affirmative vote of the majority of the votes cast at the annual meeting, at which a quorum is present, is required to adopt the resolution to re-price the stock options in question. For the purposes of this approval, the votes attached to shares of OccuLogix’s common stock beneficially owned by holders of stock options subject to the proposed re-pricing, and the votes attached to shares beneficially owned by such holders’ spouses, partners and certain other related persons, will not be counted in determining whether the necessary level of stockholder approval has been obtained. Unless otherwise directed, the management representatives designated in the enclosed proxy card intend to vote the shares of OccuLogix’s common stock for which they have been appointed FOR the resolution appearing in Appendix A to this proxy statement.

The Board unanimously recommends a vote FOR the re-pricing of the stock options in question.

EXECUTIVE OFFICERS

Provided below are brief summaries of the business experience during the past five years or more of each of the executive officers of OccuLogix who is not a director:

Thomas P. Reeves has served as Occulogix’s President and Chief Operating Officer since September 2004. Mr. Reeves was the President and Chief Executive Officer from March 2001 to September 2004 of Borderfree, an international e-commerce service provider, and of the Canada Post Borderfree Partnership, a commercial partnership between Canada Post Corporation and Borderfree. From 1998 to 2000, Mr. Reeves was President of Beamscope Canada Inc. (“Beamscope”), a retail distributor of micro-computer products. While Mr. Reeves was President of Beamscope, the company instituted proceedings under the Companies’ Creditors Arrangement Act (Canada) and a receiver was appointed after his departure. From 1994 to 1998, Mr. Reeves was President of Merisel Canada, a subsidiary of one of the largest distributors of micro-computer products. From 1992 until 1994, Mr. Reeves was Managing Director of Merisel Europe where he was responsible for all strategic, financial and operational aspects of subsidiaries in the UK, France, Germany, Switzerland, Austria and Russia. From 1989 until 1992, Mr. Reeves was Managing Director of Merisel Ltd., and, from 1987 to 1989, he was Vice President of European Business Development based in Paris, France. From 1985 until 1987, Mr. Reeves was a consultant with the Boston Consulting Group in its San Francisco office. Mr. Reeves holds a Master of Arts in International Relations from the Australian National University and graduated magna cum laude with a Bachelor of Arts in Economics from Harvard University.

William G. Dumencu, CA, served as Occulogix’s Chief Financial Officer and Treasurer between September 2003 and June 2005 and has been serving again in that capacity since the middle of April 2006. Prior to his re-appointment as OccuLogix’s Chief Financial Officer and Treasurer in April 2006, Mr. Dumencu had been serving as OccuLogix’s Vice President, Finance. From January 2003 to August 2003, Mr. Dumencu was a consultant for OccuLogix and TLC Vision, and, from 1998 until 2002, Mr. Dumencu served in a variety of financial leadership positions at TLC Vision, including Controller. Mr. Dumencu was employed in various financial management positions by Hawker Siddeley Canada, Inc., a manufacturing conglomerate, from 1978 to 1998. Mr. Dumencu is a Chartered Accountant and a member of the Canadian Institute of Chartered Accountants. He holds a Bachelor of Math degree from the University of Waterloo.

Nozait Chaudry-Rao (Nozhat Choudry), PhD, joined OccuLogix as Vice President, Clinical Research in February 2006. During the nine-year period prior to her arrival at OccuLogix, Dr. Choudry worked at Boehringer Ingelheim, most recently as Director of the National Medicine Department. From March 1993 to August 1996, Dr. Choudry worked at Ciba-Geigy (now Novartis Corporation) where she held increasingly senior roles in drug development and clinical trial management. Dr. Choudry earned her PhD in Clinical Pharmacology at the Royal Postgraduate Medical School in London, England and has done extensive post-graduate research and publishing in both pharmacology and medicine. She has served on several committees in the National Science and Engineering Research Committee of Canada and has an appointment at the University of Toronto as lecturer.

David C. Eldridge, OD, FAAO, became OccuLogix’s Vice President, Science and Technology in October 2002. Prior to joining OccuLogix, Dr. Eldridge was the Executive Vice President, Clinical Affairs of TLC Vision from 1997 to 2002 and, from 1994 to 1998, served on TLC Vision’s board of directors. Prior to joining TLC Vision, Dr. Eldridge was an optometrist in private practice from 1978 to 1997. He served as President of the Oklahoma Chapter of the American Academy of Optometry, as President of the Oklahoma Association of Optometric Physicians (the “OAOP”), as a member of the OAOP board of directors and as Chairman of the OAOP Education Committee. Dr. Eldridge was named Oklahoma “Optometric Physician of the Year” in 1993 and is a charter member of the American Optometric Association Contact Lens Section. Dr. Eldridge is a Fellow of the American Academy of Optometry. In addition to a Doctor of Optometry from the Southern College of Optometry, Dr. Eldridge holds a B.S. in Biology and Physics from Oklahoma State University.

John Cornish has served as OccuLogix’s Vice President of Operations since September 2004. He also served as the Company’s President and CEO from August 2001 until October 2001, and he served as one of the Company’s directors from April 1997 until September 2004. Mr. Cornish has over fifteen years of medical industry experience. He is also the president of Apheresis Technologies, Inc. (“Apheresis Technologies”), a position he has held since 1996. Currently, Mr. Cornish devotes 50% of his time, on average, to his duties as OccuLogix’s Vice President of Operations and devotes 50% of his time, on average, to his duties as president of Apheresis Technologies. From 1989 to 1995, Mr. Cornish held numerous operational and managerial positions with several device manufacturers, and, in 1994, he founded a private regulatory consulting practice overseeing the operations of numerous medical companies’ activities relating to quality assurance, regulatory affairs, manufacturing, sterilization, process validation and good manufacturing practices auditing. Mr. Cornish holds a B.S. in Business Administration from the University of Texas at Dallas.

Stephen J. Kilmer became OccuLogix’s Vice President, Corporate Affairs in July 2004. Mr. Kilmer was Vice President, Investor Relations of TLC Vision from December 2003 to October 2004. From October 2000 until December 2003, he was Director of Corporate Communications for TLC Vision, and, from October 1998 until October 2000, he was Director of Investor Relations for TLC Vision. From September 1997 until October 1998, Mr. Kilmer was Manager of Investor Relations for TLC Vision.

Julie A. Fotheringham became OccuLogix’s Vice President, Marketing in September 2004. From September 2002 until September 2004, Ms. Fotheringham was Senior Brand Manager at Cadbury Adams, a manufacturer of assorted candy. From January 2000 until September 2002, she was Brand Manager at Adams (a division of Warner-Lambert and then Pfizer Canada Inc.). From November 1996 until November 1997, she was Client Manager for the Sales & Merchandising Group. From December 1993 to September 1996, Ms. Fotheringham was Territory Manager for Warner-Lambert Canada’s Parke-Davis Pharmaceutical Division. Ms. Fotheringham has a Bachelor of Science degree in Biology from Queen’s University in Kingston, Canada.

Stephen B. Parks became OccuLogix’s Vice President, Sales in October 2005. He joined OccuLogix from his position as Vice President, Sales at Advanced Medical Optics, Inc. Before Advanced Medical Optics, Inc. acquired VISX, Inc. in May 2005, Mr. Parks led VISX, Inc.’s excimer laser sales and procedure fee business in the eastern part of the United States from 1995 to 2005. Prior to joining VISX, Inc., Mr. Parks held a variety of sales and sales management positions with Alcon Surgical, Coopervision Surgical Systems, Johnson & Johnson and Procter & Gamble Co. Mr. Parks holds a Bachelor of Business Administration degree from the University of Mississippi.

INFORMATION ON EXECUTIVE COMPENSATION

The following table sets forth all compensation earned during the fiscal years ended December 31, 2005, 2004 and 2003 by the Chief Executive Officer, by each person who served as the Chief Financial Officer of the Company and by OccuLogix’s five mostly highly paid executive officers who were serving as executive officers during, or at the end of, the financial year ended December 31, 2005 and whose annual salary and bonus exceeded $100,000 for the financial year ended December 31, 2005, referred to as OccuLogix’s named executive officers.

Summary Compensation Table

Annual Compensation(1)(2)
Name and Principal Position	Financial Year Ended	Salary for the Financial Year ($)	Bonus for the Financial Year ($)	All Other Annual Compensation ($)	All Other Compensation ($)

Elias Vamvakas Chief Executive Officer	December 31, 2005 December 31, 2004	378,684 116,667(3)	280,066 166,667	-- --	-- --
John Y. Caloz Chief Financial Officer and Treasurer (between June 2005 and April 2006)	December 31, 2005	120,067(4)	41,037	--	--
William G. Dumencu Chief Financial Officer and Treasurer (between September 2003 and May 2005; and from April 2006 to the present) Vice President, Finance (between June 2005 and April 2006)	December 31, 2005 December 31, 2004 December 31, 2003	132,142 127,888 45,825(5)	23,951 32,336 --	-- -- 79,182(6)	-- -- --
Thomas P. Reeves President and Chief Operating Officer	December 31, 2005 December 31, 2004	249,719 82,134(7)	150,941 70,833	77,500(8) 44,237(9)	-- --
Stephen B. Parks Vice President, Sales (from October 2005 to the present)	December 31, 2005	43,333(10)	14,438	--	--
Zayed (Joe) Zawaideh Vice President, Sales (between September 2004 and October 2005)	December 31, 2005 December 31, 2004	168,889(11) 63,333(12)	23,437 33,333	-- --	205,000(13) --
David C. Eldridge Vice President, Science and Technology	December 31, 2005 December 31, 2004	195,000 81,250(14)	34,125 20,312	-- 90,284(15)	-- --
Irving J. Siegel Vice President, Clinical Affairs (between September 2004 and April 2006)	December 31, 2005 December 31, 2004 December 31, 2003	150,083 124,502 44,612	38,771 62,251 --	64,321(16) 62,251(17) 22,306(18)	-- -- --

(1)	None of the named executive officers had perquisites and personal benefits exceeding the lesser of $50,000 and 10% of his total salary and bonus.
(2)	See the information under “Options Granted in Last Fiscal Year” below.
(3)	Mr. Vamvakas became Chief Executive Officer on July 30, 2004 but was paid by OccuLogix for only approximately four months in 2004.
(4)	Mr. Caloz became Chief Financial Officer and Treasurer on June 1, 2005.
(5)	Reflects salary earned by Mr. Dumencu from August 1 to December 31, 2003.
(6)	Reflects compensation earned by Mr. Dumencu as a consultant from January 1 to July 31, 2003.
(7)	Mr. Reeves was employed by OccuLogix for approximately five months in 2004.
(8)	Reflects compensation earned by Mr. Reeves as a consultant in 2005.
(9)	Reflects compensation earned by Mr. Reeves as a consultant from July 1 to December 31, 2004.
(10)	Mr. Parks was employed by OccuLogix for approximately three months in 2005.
(11)	Mr. Zawaideh served as Vice President, Sales until October 2005, and his employment was terminated in November 2005.
(12)	Mr. Zawaideh was employed by OccuLogix for approximately four months in 2004.
(13)	Reflects severance paid to Mr. Zawaideh, in accordance with his employment agreement, upon the termination of his employment.
(14)	Dr. Eldridge has been employed by OccuLogix since August 1, 2004.
(15)	Reflects compensation earned by Dr. Eldridge as a consultant from January 1 to July 31, 2004.
(16)	Reflects compensation earned by Dr. Siegel as a consultant to OccuLogix, L.P. in 2005.
(17)	Reflects compensation earned by Dr. Siegel as a consultant to OccuLogix, L.P. in 2004.
(18)	Reflects compensation earned by Dr. Siegel as a consultant to OccuLogix, L.P. in 2003.

The following table sets forth the individual grants of OccuLogix stock options for the financial year ended December 31, 2005 to the named executive officers.

Options Granted in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	5% ($)	10% ($)
Elias Vamvakas	187,500(1)	11%	$8.62	Nov. 30, 2015	1,016,250	2,576,250
John Y. Caloz	62,500(2) 100,000(2)	3.7% 5.9%	$8.65 $8.65	June 1, 2015 June 1, 2015	N/A N/A	N/A N/A
William G. Dumencu	75,000(1)	4.4%	$8.62	Nov. 30, 2015	406,500	1,030,500
Thomas P. Reeves	131,250(1)	7.7%	$8.62	Nov. 30, 2015	711,375	1,803,375
Stephen B. Parks	100,000(3) 200,000(4)	5.9% 11.7%	$6.28 $6.28	Oct. 4, 2015(5) Oct. 4, 2015	174,000 390,000	383,000 2,002,000
Zayed (Joe) Zawaideh	75,000(6)	4.4%	$8.62	Nov. 30, 2015	N/A	N/A
David C. Eldridge	75,000(1)	4.4%	$8.62	Nov. 30, 2015	406,500	1,030,500
Irving J. Siegel	75,000(7)	4.4%	$8.62	Nov. 30, 2015	406,500	1,030,500

(1)
Exercisable as to (i) 100% when and if OccuLogix receives the approval that it is seeking from the U.S. Food and Drug Administration for the RHEO™ System for use in the Rheopheresis™ treatment of dry age-related macular degeneration (the “FDA Approval”), if it is received on or before November 30, 2006, (ii) 80% when and if OccuLogix receives the FDA Approval, if it is received after November 30, 2006 but on or before January 31, 2007 and (iii) 60% when and if OccuLogix receives the FDA Approval, if it is received after January 31, 2007.

(2)	Since Mr. Caloz’s employment was terminated, the options granted to him during the financial year ended December 31, 2005 will never be exercisable.
(3)
Exercisable if OccuLogix achieves a minimum of $250,000,000 of aggregate net sales over four consecutive fiscal quarters occurring prior to January 1, 2011 (net of marketing discounts, volume discounts, sales discounts and other like discounts), on the date that the Board approves the financial statements covering the last of the aforementioned four consecutive fiscal quarters.

(4)	Exercisable as to (i) 33⅓% on Oct. 4, 2006, (ii) 33⅓% on Oct. 4, 2007 and (iii) 33⅓% on Oct. 4, 2008.
(5)	Jan. 1, 2011 if the vesting condition is not met; otherwise, October 4, 2015.
(6)	Since Mr. Zawaideh’s employment was terminated, the options granted to him during the financial year ended December 31, 2005 were cancelled.
(7)	Since Dr. Siegel’s employment was terminated, the options granted to him during the financial year ended December 31, 2005 were cancelled.

The following table sets forth all OccuLogix stock options exercised by OccuLogix’s named executive officers during the financial year ended December 31, 2005 and the total number of shares of common stock underlying unexercised stock options of OccuLogix’s named executive officers and their dollar value at the end of the financial year ended December 31, 2005. The value realized upon the exercise of stock options and the value of the unexercised in-the-money stock options at year end have been calculated based on a price of $7.20 per share, less the applicable exercise price per share, multiplied by the number of shares of common stock underlying such stock options.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Financial Year End (Exercisable/Unexercisable)	Value of Unexercised in-the-Money Options at Financial Year End(1) (Exercisable/Unexercisable)
Elias Vamvakas	--	--	504,583/187,500	$3,132,040/$0
John Y. Caloz	--	--	0/162,500	--/--
William G. Dumencu	--	--	100,000/75,000	$621,000/$0
Thomas P. Reeves	--	--	300,000/131,250	$2,160,000/$0
Stephen B. Parks	--	--	0/300,000	--/$0
Zayed (Joe) Zawaideh	--	--	--/--	--/$--
David C. Eldridge	20,202	125,454	96,722/75,000	$589,197/$0
Irving J. Siegel	--	--	300,000/75,000	$1,863,000/$0

(1)	Value is based upon the closing price of the common stock of the Company on the Nasdaq National Market System on December 30, 2005, which was $7.20.

The weighted average exercise price of 4,107,614 stock options outstanding as at December 31, 2005, was $6.19 per share.

Employment Contracts

Elias Vamvakas

OccuLogix entered into an employment agreement with Mr. Elias Vamvakas, who is the Company’s Chairman of the Board and Chief Executive Officer, on July 30, 2004. Mr. Vamvakas receives an annual base salary of Cdn$475,000. At the discretion of the Compensation Committee of the Board (the “Compensation Committee”), Mr. Vamvakas is entitled to an annual bonus of up to 100% of his annual base salary. Mr. Vamvakas is entitled to receive, and has received, stock options pursuant to the 2002 stock option plan of the Company (the “2002 Stock Option Plan”).

Mr. Vamvakas’s employment may be terminated for cause (as defined in the agreement) or without cause upon 24 months’ notice. If Mr. Vamvakas is terminated for any reason other than cause, he is entitled to a lump sum payment equal to 24 months of his salary and bonus, provided that the total lump sum payment is no less than $1,400,000. In addition, in the event that Mr. Vamvakas voluntarily terminates his employment within six months of a change of control (as defined in the agreement), Mr. Vamvakas is entitled to a lump sum payment equal to 12 months of his salary.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

John Y. Caloz

On May 18, 2005, OccuLogix entered into an employment agreement with Mr. John Y. Caloz, who was the Company’s Chief Financial Officer and Treasurer from June 2005 to April 2006. His annual base salary was Cdn$240,000. At the Company’s discretion, based on performance criteria agreed upon by OccuLogix’s Chairman of the Board and Chief Executive Officer and the Compensation Committee, Mr. Caloz was entitled to an annual bonus of 50% of his annual base salary and, in respect of his first year of employment with the Company, a guaranteed minimum bonus payment of 20% of his annual base salary, pro rated to the number of days during which he was employed by the Company during that year.

Mr. Caloz’s employment was terminated without cause as of April 13, 2006, and he was paid a severance in the amount of Cdn$246,000 in a lump sum. The agreement contained non-compete and confidentiality covenants for the Company’s benefit which survive the termination of the agreement.

William G. Dumencu

OccuLogix entered into an employment agreement with Mr. William G. Dumencu, who is the Company’s Chief Financial Officer and Treasurer, on August 1, 2003. Between June 2005 and April 2006, Mr. Dumencu served as the Company’s Vice President, Finance. His annual base salary is Cdn$178,040. At the Company’s discretion, based on specific measurable objectives, he is entitled to an annual bonus of 25% of his annual base salary. Mr. Dumencu is entitled to receive, and has received, stock options pursuant to the 2002 Stock Option Plan.

Mr. Dumencu’s employment may be terminated for cause (as defined in the agreement) or without cause upon 60 days’ notice. If Mr. Dumencu’s employment is terminated without cause (as defined in the agreement), he is entitled to receive severance equal to 12 months’ salary, payable in equal monthly instalments or a lump sum, at Mr. Dumencu’s option.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

Thomas P. Reeves

OccuLogix entered into an employment agreement with Mr. Thomas P. Reeves, who is the Company’s President and Chief Operating Officer, in August 2004. Mr. Reeves receives an annual base salary of Cdn$320,000 and professional fees of $50,000 per annum. At the discretion of the Chairman of the Board and/or the Compensation Committee, Mr. Reeves is entitled to an annual bonus of up to 80% of his annual base salary and his professional fees. Mr. Reeves is entitled to receive, and has received, stock options pursuant to the 2002 Stock Option Plan.

Mr. Reeves’s employment may be terminated for cause (as defined in the agreement) or without cause upon 24 months’ notice. Where Mr. Reeves is terminated for any reason other than cause, he is entitled to a lump sum payment equal to 24 months of his salary and bonus and a lump sum allowance of $100,000. In addition, in the event that Mr. Reeves voluntarily terminates his employment within six months of a change of control (as defined in the agreement), Mr. Reeves is entitled to a lump sum payment equal to 12 months of his salary.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

Stephen B. Parks

OccuLogix entered into an employment agreement with Mr. Stephen B. Parks, who is the Company’s Vice President, Sales, in October 2005. Mr. Parks receives an annual base salary of $200,000. At the Company’s discretion, based on performance criteria agreed upon by OccuLogix’s President and Chief Operating Officer and OccuLogix’s Chairman of the Board and Chief Executive Officer and approved by the Compensation Committee, Mr. Parks is entitled to receive an annual bonus of up to 100% of his annual base salary. Mr. Parks has received stock options outside the 2002 Stock Option Plan.

Mr. Parks’ employment may be terminated for cause. If Mr. Parks’ employment is terminated without cause, he is entitled to receive a lump sum severance equal to 12 months’ salary.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

Zayed (Joe) Zawaideh

On September 7, 2004, OccuLogix entered into an employment agreement with Mr. Zayed (Joe) Zawaideh, who was the Company’s Vice President, Sales from September 2004 to November 2005. Mr. Zawaideh received an annual base salary of $200,000. At the discretion of the Compensation Committee, Mr. Zawaideh was entitled to an annual bonus of up to 50% of his annual base salary. Mr. Zawaideh was entitled to receive, and received, stock options pursuant to the 2002 Stock Option Plan.

Mr. Zawaideh’s employment was terminated without cause as of November 4, 2005, and he was paid a severance in the amount of $205,000 in a lump sum. The agreement contained non-compete and confidentiality covenants for the Company’s benefit which survive the termination of the agreement.

Dr. David C. Eldridge

OccuLogix entered into an employment agreement with Dr. David C. Eldridge, who is the Company’s Vice President, Science and Technology, on November 9, 2004. Dr. Eldridge receives an annual base salary of $195,000. At the discretion of the Compensation Committee, Dr. Eldridge is entitled to an annual bonus of up to 25% of his annual base salary. In addition, Dr. Eldridge became entitled to a one-time bonus of $15,000 upon the closing of the initial public offering of shares of OccuLogix’s common stock. Dr. Eldridge is entitled to receive, and has received, stock options pursuant to the 2002 Stock Option Plan.

Dr. Eldridge’s employment may be terminated for cause (as defined in the agreement). If Dr. Eldridge’s employment is terminated without cause (as defined in the agreement), he is entitled to receive a lump sum severance equal to 12 months’ salary.

The agreement also contains non-compete and confidentiality covenants for the Company’s benefit.

Dr. Irving J. Siegel

On August 1, 2003, Occulogix entered into an employment agreement with Dr. Irving J. Siegel, who was the Company’s Vice President, Clinical Affairs until April 2006. The agreement subsequently was amended on September 1, 2005. Dr. Siegel received an annual base salary of Cdn$225,000. At the discretion of the Board, Dr. Siegel was entitled to an annual bonus of up to 33⅓% of his annual base salary. Dr. Siegel was entitled to receive, and received, stock options pursuant to the 2002 Stock Option Plan.

Dr. Siegel’s employment was terminated without cause as of April 13, 2006, and he was paid a severance in the amount of Cdn$450,000 in a lump sum. The agreement contained non-compete and confidentiality covenants for the Company’s benefit which survive the termination of the agreement.

Employee Benefit Plans

Stock Option Plan

OccuLogix adopted the 2002 Stock Option Plan in June 2002, and OccuLogix’s stockholders approved the 2002 Stock Option Plan in June 2002. Prior to the initial public offering of shares of Occulogix’s common stock, an amendment to the 2002 Stock Option Plan to increase the shares of the Company’s common stock reserved for issuance under the 2002 Stock Option Plan and to permit share appreciation rights to be granted with stock options was adopted. A share appreciation right allows the participant to request a cash payment equal to the difference between the fair market value of a share and the exercise price. The Company will have the option of paying cash or delivering common stock on the exercise of a share appreciation right. Stock options under the 2002 Stock Option Plan shall be granted within ten years from June 13, 2002. The 2002 Stock Option Plan provides for the grant of the following:

•	incentive stock options, as defined under the Internal Revenue Code, which may be granted solely to the Company’s employees, including officers, and

•	nonstatutory stock options, which may be granted to the Company’s directors, consultants or employees, including officers.

OccuLogix Corporation, a predecessor company, adopted a stock option plan in 1997, or the 1997 plan. When the 2002 Stock Option Plan was adopted, the 1997 plan was terminated and the number of shares of common stock reserved for issuance under the 2002 Stock Option Plan was reduced by the number of shares of common stock issuable under stock options granted under the 1997 plan.

Share Reserve

Following amendment of the 2002 Stock Option Plan, an aggregate of 4,456,000 shares of Occulogix’s common stock, representing 10.6% of the outstanding shares of OccuLogix’s common stock, was reserved for issuance under the 2002 Stock Option Plan and the 1997 plan. The number of shares of OccuLogix’s common stock currently reserved for issuance under the 2002 Stock Option Plan and the 1997 plan is 4,113,572, and the number of shares of OccuLogix’s common stock available for further stock option grants is 562,434. Currently, stock options exercisable into 3,893,566 shares of OccuLogix’s common stock are outstanding, representing 9.2% of the outstanding shares of OccuLogix’s common stock.

Shares subject to stock options that expire, terminate, are repurchased or are forfeited under the 2002 Stock Option Plan or the 1997 plan will again become available for the grant of stock options under the 2002 Stock Option Plan. Shares issued under the 2002 Stock Option Plan may be previously unissued shares or reacquired shares bought on the market or otherwise or any combination thereof. If any shares subject to a stock option are not delivered to a participant because such shares are withheld for the payment of taxes or the stock option is exercised through a “net exercise”, the number of shares that are not delivered to the participant shall remain available for the grant of stock options under the 2002 Stock Option Plan. If the exercise price of any stock option is satisfied by tendering shares of common stock held by the participant, the number of shares tendered shall remain available for the grant of stock options under the 2002 Stock Option Plan. If a share appreciation right is exercised, the shares subject to the related stock option shall remain available for the grant of stock options under the 2002 Stock Option Plan.

Administration

The 2002 Stock Option Plan is administered by the Compensation Committee. Subject to the terms of the 2002 Stock Option Plan, the Compensation Committee determines recipients, the numbers and types of stock options to be granted and the terms and conditions of the stock options, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the exercise price of stock options granted under the 2002 Stock Option Plan and may reprice such stock options, which includes reducing the exercise price of any outstanding stock option, canceling a stock option in exchange for cash or another equity option or any other action that is treated as a repricing under generally accepted accounting principles.

Stock options are granted pursuant to stock option agreements. The exercise price for a stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. Fair market value is determined as the closing price of OccuLogix’s common stock on the NASDAQ National Market on the date of grant, provided that it is not lower than the weighted average trading price of OccuLogix’s common stock on the NASDAQ National Market during the five-trading day period immediately preceding the date of grant, in which case, fair market value is determined as such weighted average trading price.

In general, the term of stock options granted under the 2002 Stock Option Plan may not exceed ten years and, in certain circumstances, may be shorter. Unless the terms of an optionee’s stock option agreement provide for earlier or later termination, if an optionee’s service relationship with the Company, or any of its affiliates, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested stock options for up to 12 months from cessation of service or such longer period as the Board, in its discretion, determines. If an optionee’s service relationship with the Company, or any of its affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested stock options for up to three months from cessation of service or such longer period as the Board, in its discretion, determines.

Acceptable consideration for the purchase of common stock issued under the 2002 Stock Option Plan will be determined by the Board and may include cash, common stock previously owned by the optionee, the net exercise of the stock option, consideration received in a “cashless” broker-assisted sale and other legal consideration approved by the Board.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the stock option following the optionee’s death.

Limitations

The 2002 Stock Option Plan places no limitation on the number of shares of OccuLogix’s stock available for issuance to insiders of OccuLogix or to any one person.

Incentive stock options may be granted only to OccuLogix’s employees. The aggregate fair market value, determined at the time of grant, of shares of Occulogix’s common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of the Company’s stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any incentive stock option award must not exceed five years from the date of grant.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock options under the 2002 Stock Option Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such stock options, such stock options will be terminated if not exercised prior to the effective date of the corporate transaction.

Plan Amendments

The Board will have authority to amend or terminate the 2002 Stock Option Plan. No amendment or termination of the 2002 Stock Option Plan shall adversely affect any rights under stock options already granted to a participant unless agreed to by the affected participant or required to comply with applicable law. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-United States jurisdiction applicable to options granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the 2002 Stock Option Plan in such a manner and to such a degree as required and will obtain stockholder approval to any increase in the maximum number of shares of common stock reserved for issuance under the 2002 Stock Option Plan.

Options Granted Under the 1997 Plan and the 2002 Stock Option Plan

As of December 31, 2005, there were an aggregate of 3,473,114 stock options outstanding under the 1997 plan and the 2002 Stock Option Plan.

Options Granted Outside the 1997 Plan and the 2002 Stock Option Plan

In addition to the stock options referred to above, at December 31, 2005, there were 634,500 stock options outstanding that were granted outside the 1997 plan and the 2002 Stock Option Plan. 300,000 of such stock options were inducement grant options awarded to Mr. Parks in connection with his joining the Company as Vice President, Sales in October 2005, and the balance of such stock options, numbering 284,500, was granted prior to 2002 and prior to the time when the Company became an SEC registrant and a Canadian reporting issuer and shares of its common stock became listed on any exchange.

The following table sets forth certain information, as of December 31, 2005, with respect to each equity plan or arrangement pursuant to which options, warrants or rights to purchase shares of OccuLogix’s common stock have been granted.

Equity Compensation Plan Information as of December 31, 2005

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in the first column)
As of December 31, 2005
Equity compensation plans approved by stockholders	3,473,114	$6.43	691,184
Equity compensation plans not approved by stockholders	634,500	$4.87	--
Total	4,107,614	$6.19	691,184

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of OccuLogix. Elias Vamvakas, OccuLogix’s Chief Executive Officer, Secretary and Chairman of the Board, served during the last completed fiscal year, and continues to serve, on TLC Vision’s board of directors. Other than Mr. Vamvakas, none of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or the board of directors of any other entity that has one or more executive officers serving as a member of the Board (of OccuLogix) or the Compensation Committee (of OccuLogix). Prior to establishing the Compensation Committee, the full Board made decisions relating to the compensation of the Company’s executive officers.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the U.S. Securities and Exchange Commission (the “SEC”), or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or under the Exchange Act.

OccuLogix’s corporate philosophy on compensation is that compensation should be tied to an individual’s performance and to the performance of the Company overall. OccuLogix believes that executive officers who make a substantial contribution to the long-term success of the Company and its subsidiaries are entitled to participate in that success.

The compensation of OccuLogix’s executive officers, including its named executive officers, is comprised of base salary, cash bonuses and long-term incentives in the form of OccuLogix stock options. OccuLogix does not have an executive pension plan. In determining the compensation of OccuLogix’s executive officers, the Compensation Committee considers factors that include the experience and skills set of the individuals in question, their past performance, the performance of the Company overall and marketplace standards and trends.

OccuLogix was incorporated in the State of Delaware in 2002 and operates in an emerging market. Consequently, the Board initially placed, and continues to place, considerable emphasis upon stock options as an incentive in determining executive compensation in order to align the interests of the executive officers with the long-term interests of OccuLogix’s stockholders. As OccuLogix matures, there may be less emphasis placed upon stock options as an incentive for executives.

The Compensation Committee administers the 2002 Stock Option Plan. The purpose of the 2002 Stock Option Plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentive;

•	encouraging stock ownership by eligible persons;

•	increasing the proprietary interests of eligible persons in the success of the Company;

•	encouraging eligible persons to remain with OccuLogix or its affiliates; and

•	attracting new employees, officers or directors to OccuLogix or its affiliates.

In determining whether to grant stock options and how many stock options to grant to an eligible individual under the 2002 Stock Option Plan, consideration is given to each individual’s past performance and contribution to the Company as well as that individual’s expected ability to contribute to the Company in the future.

Compensation of Chief Executive Officer

During the financial year ended December 31, 2005, Mr. Vamvakas, the Chief Executive Officer (also the Secretary and the Chairman of the Board), provided the leadership and strategic direction that has enabled the Company to move forward in the attainment of its critical success factors. The Chief Executive Officer is evaluated on the following criteria: leadership; strategic planning; financial results; succession planning; human resources; communications; external relations; and board and stockholder relations.

The base compensation paid to Mr. Vamvakas during the financial year ended December 31, 2005 was set by his employment agreement described under “- Employment Contracts”. In addition, as provided in his employment agreement, Mr. Vamvakas was entitled to receive a cash performance bonus of up to Cdn$475,000 at the discretion of the Compensation Committee. Based on the Company’s financial results in 2005, Mr. Vamvakas received a bonus of $280,066. See “- Summary Compensation Table” for further information on the compensation paid to Mr. Vamvakas in the last three fiscal years.

Engagement of Compensation Consultant

In the last quarter of the financial year ended December 31, 2004, on the direction of the Compensation Committee, the Company retained the services of Towers Perrin. Towers Perrin’s mandate in connection with this retainer was to make recommendations to the Compensation Committee with respect to the levels and types of compensation of the members of the Company’s senior management team. The Compensation Committee received the recommendations of Towers Perrin in March 2005.

The foregoing report is submitted by the Compensation Committee.

Thomas N. Davidson Gilbert S. Omenn	Jay T. Holmes Adrienne L. Graves	Georges Noël

Compensation of Directors

Directors who are not employees are entitled to receive an attendance fee of $2,500 in respect of each Board meeting attended in person, $1,000 in respect of each committee meeting attended in person and $500 in respect of each meeting attended by phone. Directors also receive an annual fee of $15,000. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board. In addition, non-employee directors are entitled to receive stock options to acquire shares of OccuLogix’s common stock under the 2002 Stock Option Plan. The chairman of each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee also receives an annual fee of $5,000.

In the financial year ended December 31, 2003, the Chairman of the Board (currently also the Chief Executive Officer and the Secretary) received stock options to acquire an aggregate of 500,000 shares of OccuLogix’s common stock at an exercise price of $0.99 per share for his services as Chairman of the Board. In addition, four non-employee directors as of December 31, 2003, including Mr. Noël, who has served as one of the directors since July 2003, each received stock options to acquire 25,000 shares of OccuLogix’s common stock at an exercise price of $0.99 per share.

In the financial year ended December 31, 2004, the Chairman of the Board received no stock options for his services as Chairman of the Board. However, three non-employee directors as of December 31, 2004 each received stock options to acquire 25,000 shares of OccuLogix’s common stock at an exercise price of $12.00 per share.

In the financial year ended December 31, 2005, the Chairman of the Board received stock options to acquire 187,500 shares of OccuLogix’s common stock at an exercise price of $8.62 per share. In addition, four non-employee directors as of December 31, 2005 each received stock options to acquire 37,500 shares of OccuLogix’s common stock at an exercise price of $8.62 per share. One non-employee director as of December 31, 2005 received stock options to acquire 37,500 shares of OccuLogix’s common stock at an exercise price of $7.15 per share, and another non-employee director as of December 31, 2005 also received stock options to acquire 37,500 shares of OccuLogix’s common stock at an exercise price of $6.40 per share.

In determining the compensation of OccuLogix’s directors, the Compensation Committee is guided generally by marketplace standards and trends, although they are not dispositive.

STATEMENT OF CORPORATE GOVERNANCE POLICIES

Mandates of the Board and Management

The mandate of the Board is to supervise the management of OccuLogix’s business and affairs and to act with a view to the best interests of the Company. The role of the Board focuses on governance and stewardship rather than on the responsibility of managing the day-to-day operations of the Company. The Board’s role is to set corporate direction, to assign responsibility to management for the achievement of that direction, to define executive limitations and to monitor performance against those objectives and executive limitations. At the present time, the Board’s mandate is unwritten. However, the members of the Board discuss regularly the appropriate role of the Board, with a view to ensuring ongoing agreement regarding the Board’s mandate and ensuring its effective execution.

Responsibilities of the Chairman of the Board include providing overall leadership to the Board, assuming primary responsibility for the operation and functioning of the Board, ensuring compliance with the governance policies of the Board and taking a leadership role in ensuring effective communication and relationships between the Company, on the one hand, and stockholders, stakeholders and the general public, on the other. In the absence of a written position description for the Chairman of the Board, the Board ensures the execution of the role and responsibilities of the Chairman of the Board through active supervision of his work in that capacity.

Responsibilities of the Chief Executive Officer include the development and recommendation of corporate strategies and business and financial plans for the approval of the Board, managing the operations of the Company’s business in accordance with the strategic direction set by the Board, reporting management and performance information to the Board and developing a list of risk factors and informing the Board of the mechanisms in place to address those risks. The Board has not developed a written position description for the Chief Executive Officer. To date, the Board has delineated the role and responsibilities of the Chief Executive Officer orally and ensures their proper execution through the discipline of his yearly performance evaluation.

Composition of the Board; Election and Removal of Directors

The Board is currently comprised of the seven individuals nominated for election at the annual meeting. In accordance with the Company’s amended and restated by-laws, the number of directors comprising the Board will be determined from time to time by the Board. Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election. TLC Vision is OccuLogix’s major stockholder and, until April 11, 2006, had the ability to exercise a majority of the votes attached to the outstanding shares of OccuLogix’s common stock for the election of directors. Currently, TLC Vision has the ability to exercise just under a majority of the votes attached to the outstanding shares of OccuLogix’s common stock for the election of directors.

The Board believes Messrs. Davidson, Holmes and Noël and Drs. Graves and Omenn are independent directors under the guidelines of the Canadian securities regulatory authorities and under Nasdaq and SEC rules (covered below). The Board does not believe that Dr. Lindstrom is an independent director under such guidelines and rules as a result of certain business relationships that he and his associates have with TLC Vision and certain of its affiliates.

An independent director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding. In addition to attending Board and applicable committee meetings, the independent directors of the Company will meet regularly in executive sessions independent of management to discuss OccuLogix’s business and affairs. There were four such meetings during the financial year ended December 31, 2005.

The Chairman of the Board, Mr. Vamvakas, is not an independent director, and the Board does not have a lead director who is an independent director. However, each of the independent directors of the Company has a substantial amount of board and management experience and is able to provide the leadership and direction that an independent chairman or lead director would provide.

Board members are actively aware of their duties to act in the best interests of the Company and its stockholders and to exercise independent judgment in considering matters that are brought to the Board. To that end, when a director or an officer of the Company has a material interest in such a matter, that interest is declared to the Board and, in the case of a director with a material interest, that director will recuse himself or herself from any decision of the Board in connection with such matter.

During the financial year ended December 31, 2005, there were four in-person meetings of the Board and one conference call meeting of the Board. All directors attended 75% or more of the total number of meetings of the Board held in 2005, and each director attended 75% or more of the meetings, held in 2005, of the committees of the Board on which he or she sits. The attendance record of each director is set forth in the table below:

Name of Director	Number of the Four (4) In-person Board Meetings Attended	Number of the One (1) Conference Call Board Meeting Attended	Number of the One (1) In-person Audit Committee Meeting Attended	Number of the Three (3) Conference Call Audit Committee Meetings Attended	Number of the Three (3) Compensation Committee Meetings Attended	Number of the Two (2) Corporate Governance and Nominating Committee Meetings Attended
Elias Vamvakas(1)	4	1	--	--	--	--
Thomas N. Davidson	4	1	1	3	3	2
Adrienne L. Graves(2)	3	--	--	2	2	1
Jay T. Holmes	4	1	1	3	3	2
Richard L. Lindstrom(1)	4	0	--	--	--	--
Georges Noël	3	1	1	3	2	2
Gilbert S. Omenn(2)(3)	3	1	--	--	1	1

(1)	Is not a member of any of the committees of the Board.

(2)
Was not a director at the time when one of the four in-person Board meetings, the one in-person Audit Committee meeting, one of the three conference call Audit Committee meetings, one of the three Compensation Committee meetings and one of the two Corporate Governance and Nominating Committee meetings took place.

(3)	Is not a member of the Audit Committee.

Although the Company does not have a formal process in place for the orientation and education of new directors, the Company and the Board do take steps to educate new directors upon their appointment or election to the Board. Among other things, new directors are provided with binders of written materials to familiarize them with the Company and its business, and officers of the Company are made available to new directors for orientation and education purposes. Although the Board has not implemented a formal continuing education program for directors, they are at liberty to, and are encouraged to, make a request to participate in education programs, at the Company’s expense, if they feel that it would assist them in maintaining the skills and knowledge necessary to discharge their obligations as directors.

Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Company’s stock that are entitled to vote generally in the election of the Company’s directors. The Company’s amended and restated by-laws provide that, in the case of any vacancies among the directors, such vacancy may be filled with a candidate approved by the vote of a majority of the remaining directors.

The ability of the remaining directors to fill vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

At any meeting of the Board, a majority of the total number of directors then in office will constitute a quorum for all purposes.

The Company expects that all nominees to the Board will attend the annual meeting. All seven nominees to the Board as at June 24, 2005, the date of the last annual meeting of stockholders of the Company, attended that meeting.

Stockholders may contact non-management members of the Board by sending written communication to the Vice President, Corporate Affairs at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. All such written communication will be given to non-management members of the Board, unless it would be addressed more appropriately by others within the Company.

Committees of the Board

The Board has three committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Currently, there is no written position description for the chairman of any of the Board’s committees. The Board believes that the charter and the agreed mandate of each of the Board’s committees, together with the chairman’s own experience, provide adequate guidance to the chairman in the fulfilment of his role, and the carrying out of his responsibilities, as chairman of the relevant committee of the Board.

Audit Committee

The Audit Committee consists of Messrs. Holmes, Davidson and Noël and Dr. Graves, each of whom is an independent director. Furthermore, the Board has determined that Mr. Noël, the Audit Committee’s chairman, is an “audit committee financial expert” as defined by the rules of the SEC and the Nasdaq National Market. The principal duties and responsibilities of the Audit Committee are as follows:

•	to monitor the Company’s financial reporting process and internal control system;

•	to appoint and replace the Company’s independent outside auditors from time to time, to determine their compensation and other terms of engagement and to oversee their work;

•	to oversee the performance of the Company’s internal audit function; and

•	to oversee the Company’s compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

The Compensation Committee consists of Messrs. Davidson, Holmes and Noël and Drs. Omenn and Graves, each of whom is an independent director. Mr. Davidson is the Compensation Committee’s chairman. The principal duties and responsibilities of the Compensation Committee are as follows:

•
to provide oversight of the development and implementation of the compensation policies, strategies, plans and programs for the Company’s key employees and directors, including policies, strategies, plans and programs relating to long-term compensation for the Company’s senior management, and the disclosure relating to these matters;

•	to make recommendations regarding the operation of and/or implementation of employee bonus plans and incentive compensation plans;

•	to review and approve the compensation of the Chief Executive Officer and the other executive officers of the Company and the remuneration of the Company’s directors; and

•	to provide oversight of the selection of officers, management succession planning, the performance of individual executives and related matters.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Davidson, Holmes and Noël and Drs. Omenn and Graves, each of whom is an independent director. Mr. Holmes is the Corporate Governance and Nominating Committee’s chairman. A copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website (www.occulogix.com).

The principal duties and responsibilities of the Corporate Governance and Nominating Committee are as follows:

•	to establish criteria for Board and committee membership and to recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•
to ensure that appropriate processes are established by the Board to fulfill its responsibility for (i) the oversight of strategic direction and development and the review of ongoing results of operations of the Company by the appropriate committee of the Board and (ii) the oversight of the Company’s investor relations and public relations activities and ensuring that procedures are in place for the effective monitoring of the stockholder base, receipt of stockholder feedback and response to stockholders concerns;

•	to monitor the quality of the relationship between management and the Board and to recommend improvements for ensuring an effective and appropriate relationship; and

•	to make recommendations to the Board regarding corporate governance matters and practices.

The Corporate Governance and Nominating Committee believes that the process it utilizes to identify and evaluate nominees to the Board produces brings forward individuals who possess the educational, professional and business qualification and personal qualities that are well suited to further the Company’s objectives. Although the Corporate Governance and Nominating Committee may avail itself of the services of professional search firms, to date, it only has received recommendations for nominees to the Board from existing directors and executive officers of the Company, key business partners of the Company and industry contacts. In evaluating any proposed nominee, the Corporate Governance and Nominating Committee will consider, among other things, the following factors: the proposed nominee’s experience, skills and other qualifications in view of the specific needs of the Board and the Company; diversity of backgrounds, skills and expertise; and demonstration by the proposed nominee of high ethical standards, integrity and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of nominees to the Board who are recommended by stockholders since it believes that the process currently in place for the identification and evaluation of prospective members of the Board is adequate. However, the Corporate Governance and Nominating Committee will receive and consider recommendations from stockholders. Stockholders may communicate with members of the Corporate Governance and Nominating Committee at any time by writing to the Vice President, Corporate Affairs at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2.

Code of Ethics

On December 4, 2004, the Board adopted a code of ethics that applies to the Company’s directors, officers and employees and which is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. On October 3, 2005, the Board adopted a revised code of ethics, entitled “OccuLogix, Inc. Code of Conduct”. A copy of this document can be requested free of charge by writing to, or calling, the Company’s Vice President, Corporate Affairs at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2, 905-602-0887. It is also available on the Company’s website (www.occulogix.com).

The Audit Committee has established an independent, toll-free Values Line (1-888-475-8376) which anyone with good faith concerns regarding accounting, internal accounting controls or auditing matters at the Company, or matters relating to compliance with the Company’s code of ethics, may call to report his or her concerns. The Values Line is available 24 hours a day and seven days a week. All concerns reported through the Values Line are communicated to the Audit Committee which will take appropriate action.

Outside Advisors

An individual director is able to engage an outside advisor at the expense of the Company in appropriate circumstances. The engagement of an external advisor by an individual director, as well as the terms of the retainer and the fees to be paid to the advisor, is subject to the prior approval of the Corporate Governance and Nominating Committee.

Stockholder Communications

The Board places great emphasis on its communications with stockholders. Stockholders will receive timely dissemination of information, and the Company has procedures in place to permit and encourage feedback from its stockholders. OccuLogix’s senior officers are available to stockholders, and, through the Vice President, Corporate Affairs, the Company seeks to provide clear and accessible information about the results of OccuLogix’s business and its future plans. OccuLogix has a website (www.occulogix.com) through which it makes available press releases, financial statements, annual reports, trading information and other information relevant to investors.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or under the Exchange Act.

The members of the Audit Committee are Messrs. Davidson, Holmes and Noël and Dr. Graves. Each member of the Audit Committee is independent in the judgment of the Board, as required by the current listing standards of the Nasdaq National Market System. Mr. Noël has been designated by the Board as the Audit Committee’s financial expert. The Audit Committee operates under the Charter of the Audit Committee adopted by the Board.

Management is responsible for preparing OccuLogix’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s primary responsibility is to oversee OccuLogix’s financial reporting process on behalf of the Board and to report the result of its activities to the Board, as described in the Charter of the Audit Committee. The principal recurring duties of the Audit Committee in carrying out its oversight responsibility include reviewing and evaluating the audit efforts of OccuLogix’s independent auditors, discussing with management and the independent auditors the adequacy and effectiveness of OccuLogix’s accounting and financial controls, and reviewing and discussing with management and the independent auditors the quarterly and annual financial statements of the Company.

The Audit Committee has reviewed and discussed with OccuLogix management the audited financial statements of the Company for the financial year ended December 31, 2005. The Audit Committee has also discussed with Ernst & Young LLP, the independent auditors of OccuLogix, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, the Audit Committee recommended to the Board that the audited financial statements of the Company as of December 31, 2005 and for the year then ended be included in the Company’s annual report on Form 10-K for the financial year ended December 31, 2005 for filing with the SEC.

Georges Noël Adrienne L. Graves	Thomas N. Davidson	Jay T. Holmes

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

OccuLogix maintains directors’ and officers’ liability insurance. Under this insurance coverage, the insurer pays, on OccuLogix’s behalf, for losses for which the Company indemnifies its directors and officers and, on behalf of individual directors and officers, losses arising during the performance of their duties for which OccuLogix does not indemnify them. The total limit for the policy is $10,000,000 per policy term, subject to a deductible of $500,000 per claim with respect to corporate indemnity provisions and $500,000 if the claim relates to securities law claims. The total premiums in respect of the directors’ and officers’ liability insurance for the financial year ended December 31, 2005 were approximately $368,650. The directors’ and officers’ liability insurance policy is effective from December 7, 2005 to December 7, 2006. The insurance policy does not distinguish between directors and officers as separate groups.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indebtedness of Directors and Officers

No officer, director or employee, or former officer, director or employee, of the Company or any of its subsidiaries, or associate of any such officer, director or employee is currently or has been indebted (other than routine indebtedness of employees and non-executive officers), at any time since January 1, 2005, to the Company or any of its subsidiaries.

Interests of Insiders in Prior and Proposed Transactions

TLC Vision

TLC Vision beneficially owns approximately 49.0% of the Company’s outstanding common stock, or 44.6% on a fully diluted basis. Mr. Vamvakas, the Chairman and former Chief Executive Officer of TLC Vision, became the Chairman of the Board and the Secretary of OccuLogix in September 2003 and is now also the Company’s Chief Executive Officer. Two other directors of TLC Vision, Mr. Davidson and Dr. Lindstrom, are also directors of OccuLogix.

Until June 2005, one of the primary customers of OccuLogix, L.P., a former wholly-owned subsidiary of the Company, was Rheo Clinic Inc. (“Rheo Clinic”), a wholly-owned subsidiary of TLC Vision, for which OccuLogix, L.P. has reported revenues of $81,593 for the financial year ended December 31, 2005. Since it has ceased the treatment of commercial patients in June 2005, Rheo Clinic has not been a source of revenue for the Company, nor will it be a source of revenue for the Company in the future.

On July 29, 2005, the Company entered into an agreement with Rheo Clinic to purchase fixed assets and intellectual property valued at Cdn$61,812 to be used for the Company’s clinical trial activities and other purposes. The Company agreed to share equally in losses incurred by Rheo Clinic, to a maximum of Cdn$28,952, for assets that Rheo Clinic is not able to dispose of. To date, Rheo Clinic has not advised the Company of the final calculation of any losses. In addition, during the financial year ended December 31, 2005, the Company reimbursed Rheo Clinic Cdn$281,581, which amount represented that proportion of the costs incurred by Rheo Clinic deemed applicable to the Company’s clinical trial activities from October 1, 2004 to June 30, 2005.

Diamed Medizintechnik GmbH (“Diamed”)

The Company purchases the OctoNova pump pursuant to a marketing and distribution agreement with Diamed, the developer of the OctoNova pump, and a distribution agreement with MeSys GmbH (“MeSys”), the company that manufactures the pump for Diamed. The Company previously paid an annual licensing fee of €3,000 to Diamed. Payments made in the year ended December 31, 2005 were €3,938. The marketing and distributorship agreement with Diamed provides for a minimum purchase of 1,000 OctoNova pumps during the period from the date of the agreement until five years after receipt of FDA approval of the RHEO™ System, representing an aggregate commitment of €16,219,000, or approximately $19,584,118, based on exchange rates applicable on March 31, 2006. The distribution agreement with MeSys provides for a minimum purchase of 25 OctoNova pumps per year beginning after FDA approval of the RHEO™ System, representing an annual commitment of €405,000, or approximately $489,029, based on exchange rates applicable on March 31, 2006. Diamed currently beneficially owns approximately 10.3% of OccuLogix’s common stock or 9.4% on a fully diluted basis.

Hans Stock

Mr. Stock, who is the controlling stockholder of Diamed, is also a stockholder of OccuLogix and is a party to two agreements with OccuLogix.

On February 21, 2002, OccuLogix entered into an agreement with Mr. Stock as a result of his assistance in procuring a distributor agreement for the filter products used in the RHEO™ System from Asahi Medical Co., Ltd., a subsidiary of Asahi Kasai Corporation. Mr. Stock agreed to further assist the Company in procuring new product lines from Asahi Medical for marketing and distribution by the Company. The agreement will remain effective for a term consistent with the term of the distributorship agreement with Asahi Medical, and Mr. Stock will receive a 5% royalty payment on the purchase of the filters from Asahi Medical. Royalty payments made to Mr. Stock in respect of products supplied to OccuLogix by Asahi Medical in the three months ended March 31, 2006 and in the year ended December 31, 2005 were $0 and $210,330, respectively.

On June 25, 2002, OccuLogix entered into an agreement with Mr. Stock, which was subsequently amended and restated on August 6, 2004 and October 25, 2004, for the purposes of procuring a patent license for the extracorporeal applications in ophthalmic diseases for that period of time in which the patent was effective. Mr. Stock is entitled to 1.5% of total net revenues from the Company’s commercial sales of products sold in reliance and dependence upon the validity of the patent’s claims and rights in the United States. OccuLogix agreed to make advance payments to Mr. Stock of $50,000 per year, payable on a quarterly basis, to be credited against any and all future payments payable in accordance with this agreement. Payments made under the agreement for the three months ended March 31, 2006 and the year ended December 31, 2005 were $12,500 and $50,000, respectively.

John Cornish and Apheresis Technologies, Inc. (“Apheresis Technologies”)

John Cornish is one of the Company’s stockholders and the Company’s Vice President, Operations. He was also one of the Company’s directors from April 1997 to September 2004. OccuLogix has a number of relationships with John Cornish and entities to which he is related.

Apheresis Technologies, of which John Cornish is the President, was spun off from OccuLogix in 2002, and, as a result, OccuLogix’s stockholders at the time, which did not include TLC Vision, became stockholders of Apheresis Technologies. John Cornish and his family are the most significant stockholders of Apheresis Technologies, holding an aggregate of approximately 25% of the outstanding stock of Apheresis Technologies. Dr. Richard Davis, Don Sanders, and Diamed and Hans Stock (taken together) are currently stockholder of the Company and own approximately 22%, 9% and 11%, respectively, of the outstanding stock of Apheresis Technologies. Diamed and Hans Stock (taken together) are also currently affiliates of the Company.

On May 1, 2002, OccuLogix entered into an exclusive distribution services agreement with Apheresis Technologies. Under this agreement, Apheresis Technologies was the Company’s exclusive provider of warehousing, order fulfillment, shipping, billing services and customer service related to shipping and billing. OccuLogix paid Apheresis Technologies for these services 5% of the cost to the Company of goods delivered to Apheresis Technologies’ facilities, plus shipping and related charges. OccuLogix paid this 5% fee when it sold the goods.

On July 30, 2004, OccuLogix amended its distribution services agreement with Apheresis Technologies such that the Company would have the sole discretion as to when the agreement would terminate. In consideration of this amendment, OccuLogix paid Apheresis Technologies $100,000 on the successful completion of the Company’s initial public offering of shares of its common stock.

On March 28, 2005, OccuLogix terminated its distribution services agreement with Apheresis Technologies. The total amount paid to Apheresis Technologies pursuant to the distribution services agreement during the financial year ended December 31, 2005 was $28,063.

On June 25, 2003, OccuLogix entered into a reimbursement agreement with Apheresis Technologies. Pursuant to the agreement, OccuLogix reimbursed Apheresis Technologies for 80% of the salary and benefits of John Cornish (until April 1, 2005) and Sue Howard (until April 1, 2005), an employee of Apheresis Technologies who provided services to the Company. Prior to March 1, 2005, Mr. Cornish’s total annual salary from Apheresis Technologies was $100,000; on March 1, 2005, his total annual salary increased to $133,062.50. Prior to April 1, 2005, the Company reimbursed 80% of his total annual salary plus the corresponding share of his benefits. Prior to April 1, 2005, Ms. Howard’s total annual salary from Apheresis Technologies was $56,000, of which OccuLogix reimbursed $44,800 plus the corresponding share of her benefits. Between April 1, 2005 and April 13, 2006, Ms. Howard was employed directly by the Company. It is contemplated that Apheresis Technologies, from time to time in the future, will make Ms. Howard’s services available to the Company upon request on a per diem basis. While Ms. Howard was providing services to the Company as an employee of Apheresis Technologies prior to April 1, 2005 and while she was an employee of the Company, she participated in the Company’s bonus plan. Mr. Cornish continues to participate in the Company’s bonus plan. During the 15 months ended March 31, 2006, OccuLogix paid Apheresis Technologies $75,705 under the reimbursement agreement. Included in accounts payable as of March 31, 2006 is $0 due to Apheresis Technologies.

Until April 1, 2005, Mr. Cornish did not have an employment agreement with OccuLogix and received no compensation from OccuLogix directly. Effective April 1, 2005, Mr. Cornish entered into an employment agreement with OccuLogix under which he received an annual base salary of $106,450 representing compensation to him for devoting 80% of his time to the business and affairs of the Company. Effective April 1, 2005, the reimbursement agreement with Apheresis Technologies was amended so that the Company no longer compensated Apheresis Technologies in respect of any salary paid to, or benefits provided to, Mr. Cornish by Apheresis Technologies. Effective June 1, 2005, the Company amended its employment agreement with Mr. Cornish such that he began to receive an annual base salary of $116,723 for devoting 85% of his time to the business and affairs of the Company. Effective April 13, 2006, the Company further amended its employment agreement with Mr. Cornish such that his annual base salary was decreased to $68,660 in consideration of his devoting 50% of his time to the business and affairs of the Company. Mr. Cornish continues to participate in the Company’s bonus plan. To date, Mr. Cornish has been granted an aggregate of 180,000 stock options to acquire shares of the Company’s common stock. These stock options have been granted to him in part for his service as a director and an officer of the Company and in part for the services he provides through Apheresis Technologies.

Mr. Cornish also owns and manages Cornish Properties, which leases space to OccuLogix in Palm Harbor, Florida, for clinical trial activities, office space and storage under a lease that will expire on December 31, 2006. During the financial year ended December 31, 2005, the Company paid rent to Cornish Properties in the amount of $32,940. Currently, the monthly lease cost is approximately $2,745.

Since January 2002, the amount the Company paid to Apheresis Technologies and Cornish Properties pursuant to the arrangements described above, as well as any other payments made to them, aggregates approximately $1,171,592, including reimbursement for consulting services of $579,439, rental payments of $79,940 and $340,213 of costs incurred on the Company’s behalf as well as the aforementioned payment of $100,000 to amend the distribution services agreement and the payment of approximately $72,000 paid for services provided under the aforementioned distribution services agreement. This amount does not include the 180,000 stock options to acquire shares of OccuLogix’s common stock granted to Mr. Cornish personally or the total repayment of approximately $609,000 in 2002 and 2003 made to Apheresis Technologies in connection with payments of OccuLogix operating costs they made on the Company’s behalf prior to June 2002. Of the 180,000 stock options, 25,000 stock options were granted to Mr. Cornish in his capacity as one of the Company’s directors and 75,000 stock options were granted to him under the 2002 Stock Option Plan as a long-term incentive. The remaining 80,000 stock options were granted to him as a result of the value he provided in connection with the services performed under the reimbursement arrangement with Apheresis Technologies, pursuant to which he was entitled to participate in the Company’s bonus plan, including option grants.

Innovasium Inc.

During the fourth quarter of 2004, the Company began a business relationship with Innovasium Inc. Innovasium Inc. designed and built some of the Company’s websites and also created some of the Company’s sales and marketing materials to reflect the look of the Company’s websites. Daniel Hageman, who is the President and one of the owners of Innovasium Inc., is the husband of Julie Fotheringham, the Company’s Vice President, Marketing. During the financial year ended December 31, 2005, for services rendered, the Company paid Innovasium Inc. Cdn$123,967 and included Cdn$15,798 in accounts payable and accrued liabilities as at December 31, 2005.

None of the principal stockholders, senior officers or directors of the Company or the proposed nominees for election as directors of the Company, or any of their associates or subsidiaries, has any other interest in any other transaction since January 1, 2005 or any other proposed transaction that has materially affected or would materially affect the Company or its subsidiaries.

PRINCIPAL STOCKHOLDERS

The following table shows information regarding the beneficial ownership of the Company’s and TLC Vision Corporation’s common stock as of April 28, 2006 by:

•	each person who is known by OccuLogix to own beneficially more than 5% of the Company’s common stock;

•	each person who is a member of the Company’s board of directors;

•	each person who is one of the Company’s named executive officers; and

•	all persons who are members of the Company’s board of directors and the Company’s executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth below is based on 42,186,579 shares of OccuLogix’s common stock outstanding as of April 28, 2006 and on 68,879,532 shares of TLC Vision’s common stock outstanding as at April 28, 2006. Common stock underlying stock options that are presently exercisable or exercisable within 60 days of the date of this proxy statement are deemed to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. Except as otherwise noted, each person’s address is c/o OccuLogix, Inc., 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned	TLC Vision Corporation Common Shares Beneficially Owned	Percentage of TLC Vision Common Shares Beneficially Owned
TLC Vision Corporation(1)	20,675,064	49.0%	--	*
Diamed Medizintechnik GmbH(2)	4,332,234	10.3%	--	*
Fortress Group(3)	3,080,706(4)	7.3%	--	*
Sowood Capital Management LP	2,175,587(4)	5.2%	5,466,868(4)	7.9%
Elias Vamvakas	524,583	1.2%	3,673,589	5.3%
William G. Dumencu	100,000	*	2,500	*
John Cornish	288,998(5)	*	--	*
Thomas P. Reeves	307,500	*	--	*
David C. Eldridge	124,424	*	50,928(6)	*
Julie A. Fotheringham	80,000	*	450(7)	*
Stephen J. Kilmer	80,000	*	7,250	*
Nozait Chaudry-Rao (Nozhat Choudry)	--	*	--	*
Stephen B. Parks	8,300	*	--	*
Thomas N. Davidson	48,000	*	84,827	*
Jay T. Holmes	29,000(8)	*	--	*
Richard L. Lindstrom	32,500	*	103,500	*
Georges Noël	25,000	*	--	*
Gilbert S. Omenn	2,500	*	--	*
Adrienne L. Graves	3,225	*	--	*
All directors and executive officers as a group (15 persons) (9)	1,615,968	3.7%	3,914,093	5.7%

* Less than 1%.
(1)
Of such shares, 2,886,688 are owned directly by TLC Vision and 17,788,376 are owned by TLC Vision (USA) Corporation, a wholly-owned subsidiary of TLC Vision. TLC Vision is a widely held public company. TLC Vision’s address is 5280 Solar Drive, Suite 100, Mississauga, Ontario, L4W 5M8.

(2)	Diamed is controlled by Mr. Hans Stock. Diamed’s address is Stadtwaldgürtel 77, 50935 Köln, Germany.
(3)
“Fortress Group” refers to Drawbridge Global Macro Fund LP, Drawbridge Global Macro GP LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro Fund Ltd, Drawbridge Global Macro Master Fund Ltd, Drawbridge Special Opportunities Fund LP, Drawbridge Investment Partners LLC, Drawbridge Special Opportunities Fund Ltd, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Investment Group LLC, Fortress Investment Holdings LLC and Fortress Principal Investment Holdings II LLC. Based on its most recent Schedule 13G filing, Fortress Group has shared voting and dispositive power over 3,080,706 shares of OccuLogix’s common stock, and the address of its principal business office is 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105.

(4)	Based on a review of its most recent Schedule 13G filing.
(5)	36,062 shares are beneficially owned by Mr. Cornish’s wife.
(6)	8,501 shares are beneficially owned by Dr. Eldridge’s daughter.
(7)	450 shares are beneficially owned by Ms. Fotheringham’s husband.
(8)	2,000 shares are beneficially owned by Mr. Holmes’ wife.
(9)	This does not include family members of directors or executive officers. This includes 1,366,305 shares of common stock related to stock options currently outstanding.

SECTION 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires OccuLogix’s directors, certain officers and persons who own more than 10% of a registered class of OccuLogix’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such directors, officers and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) reports they file. OccuLogix assists its directors and officers in preparing their Section 16(a) reports.

To the knowledge of the Company, based solely on a review of the copies of such reports furnished to the Company, the Form 3 filing for Nozait Chaudry-Rao (Nozhat Choudry) was not filed on a timely basis.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are OccuLogix stockholders will be “householding” the OccuLogix proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to the Secretary of the Company at 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

OccuLogix knows of no other matter to come before the annual meeting other than the matters referred to in the notice of meeting.

DIRECTORS’ APPROVAL

The contents and sending of this proxy statement have been approved by the Board.

By Order of the Board

/s/ Elias Vamvakas
Elias Vamvakas
Chairman of the Board, Chief Executive Officer and Secretary

Mississauga, Ontario

April 28, 2006

A copy of the Company’s Annual Report filed with the SEC on Form 10-K for the financial year ended December 31, 2005 is available without charge upon written request to: Secretary, OccuLogix, Inc., 2600 Skymark Avenue, Unit 9, Suite 201, Mississauga, Ontario, L4W 5B2.

APPENDIX A

RESOLUTION

RESOLVED THAT:

1.
The exercise price of all outstanding stock options to acquire shares in the common stock of OccuLogix, Inc. (the “Company”), regardless of whether they were issued under or outside the Company’s 2002 Stock Option Plan, of which the exercise price, on the date hereof, is greater than the weighted average trading price of the Company’s common stock on the NASDAQ National Market during the five-trading day period immediately preceding the date hereof (the “Current Fair Market Value”), be and hereby is reduced to the Current Fair Market Value, without any action having to be taken by the holders of such stock options; and

2.
Any director or officer of the Company is hereby authorized and directed to, for and in the name of and on behalf of the Company, to execute, whether under the corporate seal of the Company or otherwise, and to deliver all such documents, instruments and other writings and to perform and do all such other acts and things as, in the opinion of such director or officer may be necessary or desirable in order to implement, or otherwise give effect to, the foregoing resolution and/or the matters contemplated thereby.

EX -1

OCCULOGIX, INC.

PROXY CARD

Annual Meeting of Stockholders of OccuLogix, Inc.
to be held on June 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OCCULOGIX, INC.

The undersigned stockholder of OccuLogix, Inc. (“OccuLogix”) hereby appoints Elias Vamvakas, the Chairman of the Board, Chief Executive Officer and Secretary, or, failing him, Thomas P. Reeves, the President and Chief Operating Officer of OccuLogix, or, instead of either of the foregoing,    , as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the annual meeting of stockholders of OccuLogix to be held on June 23, 2006 at 8:30 a.m., Eastern Daylight Savings Time, at the Dominion Club of Canada, 1 King Street West, Toronto, Ontario, and at all adjournments thereof, upon the following matters:

1.	TO VOTE FOR all nominees (except as marked to the contrary) ☐

WITHHOLD authority to vote for all nominees ☐

or, if no specification is made, vote FOR the election of the following directors for the terms stated in the accompanying proxy statement:

Elias Vamvakas	Dr. Richard Lindstrom
Thomas N. Davidson	Georges Noël
Jay T. Holmes	Dr. Gilbert S. Omenn
Dr. Adrienne L. Graves

     Provided that the undersigned wishes to withhold authority to vote for the following directors:

    ________________________________________________________________________________________________

2.	FOR ☐AGAINST ☐ABSTAIN ☐

or, if no specification is made, vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors of OccuLogix for the financial year ending December 31, 2006.

3.	FOR ☐AGAINST ☐ABSTAIN ☐

or, if no specification is made, vote FOR the resolution appearing in Appendix A to the accompanying proxy statement in order to effect the re-pricing of certain of OccuLogix’s outstanding stock options, as more fully described in the accompanying proxy statement.

4.	In the discretion of the proxy holder, such other business as may properly come before the meeting.

The shares represented by this proxy card will be voted as directed. If no direction is indicated as to any item(s), they will be voted FOR such item(s).

EXECUTED on the ___________________ day of _____________________, 2006

Number of Shares of Common Stock	Signature of Stockholder

Name of Stockholder (Please print clearly)

*	Please see other side for notes on how to use this proxy card.

NOTES:

1.
A stockholder has the right to appoint a person to represent the stockholder at the annual meeting other than the management representatives designated in this proxy card. Such right may be exercised by inserting, in the space provided, the name of the other person the stockholder wishes to appoint. Such other person need not be a stockholder.

2.
To be valid, this proxy card must be signed and deposited with the Secretary of the Corporation, c/o Mellon Investor Services LLC, P.O. Box 1680, Manchester, Connecticut, 06045-9986 or via fax at 201-680-4671, Attention: Proxy Services, in the United States, or Equity Transfer Services Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario, M5H 4C3 or via fax at 416-361-0470, in Canada, prior to the annual meeting.

3.
If you are an individual, please sign exactly as your shares are registered. If the stockholder is a corporation, this proxy card must be executed by a duly authorized officer or attorney of the stockholder, and, if the corporation has a corporate seal, its corporate seal should be affixed. If the shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other stockholder, the stockholder’s name must be printed in the space provided, the proxy card must be signed by the legal representative with his name printed below his signature and evidence of authority to sign on behalf of the stockholder must be attached to this proxy card.

4.
Reference is made to the accompanying proxy statement (which is also a management information circular under Canadian law) for further information regarding completion and use of this proxy card and other information pertaining to the annual meeting. Before completing this proxy card, beneficial owners should carefully review the section in the accompanying proxy statement entitled “Voting Rights and Outstanding Shares — Beneficial Owner: Shares Registered in the Name of a Broker or Bank” and should carefully follow the instructions of the securities dealer or other intermediary who sent this proxy card.

5.
If a share is held by two or more persons, any one of them present or represented by proxy at the annual meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.